ZST Digital Networks, Inc. Announces Fourth Quarter and Fiscal Year 2010 Results

-- Full year revenue increased 34% year-over-year to $134.6 million, exceeding guidance
-- Full year net income increased 117% year-over-year to $22.1 million, exceeding guidance

ZHENGZHOU, China, March 4, 2011 /PRNewswire-Asia-FirstCall/ -- ZST Digital Networks, Inc. (Nasdaq: ZSTN) (the “Company” or “ZST”), a major developer, manufacturer, and supplier of cable systems and commercial GPS products and services in China, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2010.

Fourth Quarter 2010 (unaudited) Financial Highlights

•	Total revenue was US$46.0 million, an increase of 51% compared to the fourth quarter of 2009.
•	Gross profit for the fourth quarter 2010 was US$12.4 million, an increase of 113% compared to the fourth quarter 2009.
•	Gross profit margin for the fourth quarter 2010 was 27%, compared to 19% for the fourth quarter of 2009.
•	Operating income for the fourth quarter 2010 was US$11.0 million, an increase of 161% compared to the fourth quarter of 2009.
•	Net income for the fourth quarter 2010 was US$8.5 million, an increase of 176% compared to the fourth quarter of 2009.
•	Net income margin for the fourth quarter of 2010 was 18.5%, compared to 10.1% for the fourth quarter of 2009.

Fiscal Year 2010 Financial Highlights

•	Total revenue for the fiscal year 2010 was US$134.6 million, an increase of 34% compared to the fiscal year 2009.
•
Gross profit for the fiscal year 2010 was US$34.8 million, an increase of 104% compared to the fiscal year 2009.  Gross profit margin for the fiscal year 2010 was 26%, compared to 17% for the fiscal year 2009.

•	Net income for the fiscal year 2010 was US$22.1 million, an increase of 117% compared to the fiscal year 2009.
•	Net income margin for the fiscal year 2010 was 16.4%, compared to 10.1% for the fiscal year 2009.
•	Basic and diluted earnings per share were both US$1.90 for the fiscal year 2010, an increase of US$0.74 compared to US$1.16 for basic and diluted earnings per share for the fiscal year 2009.

Recent Business Highlights

•
On December 16, 2010, ZST Digital Networks’ commercial GPS tracking products were awarded official certification by the China Communications Product Certification Center (“CCPC”) of the Ministry of Transport of the PRC. While the GPS vehicle tracking product market has been in development in China for over a decade, various government ministries have only recently begun to issue official quality standards and guidelines.  In August 2010, the Ministry of Transport, through the CCPC, initiated a certification program for GPS tracking products, and a number of manufacturers have applied for certification. To the best of the Company’s knowledge, ZST Digital is the first company to date to have received official certification for its commercial GPS tracking products following a successful product inspection, testing, and review process by the CCPC.

•
On January 28, 2011, the Company announced that as a part of its ongoing expansion strategy, the Company entered into a purchase agreement for two floors of an office building located near its existing offices in Zhengzhou City, China. The purchased area is approximately 2,880 square meters, for a total purchase price of approximately US$7.8 million.  Previously, in March 2010, the Company agreed to purchase an additional office space of approximately 2,100 square meters in the same building for approximately $1.7 million.  In addition to providing additional workspace and growth capacity, the new office space purchase puts a significant tangible asset on ZST’s balance sheet.

•
On February 24, 2011, the Company announced that it had entered into an agreement with the Road Transportation Department of Shangqiu City, a city with over eight million residents in eastern Henan Province, to develop a city-wide GPS tracking platform for commercial vehicles. The platform will utilize ZST Digital’s commercial GPS tracking technology and will link registered vehicles to the national and provincial transportation departments. In addition, ZST Digital will provide ongoing maintenance and support of the platform. Management estimates the total investment in the project will amount to RMB2.0 million (approximately US$0.3 million)(1). The Company believes that the agreement could generate approximately RMB40-50 million (approximately US$6.1-7.6 million) in revenue per year upon successful completion of the platform, and it expects to begin generating revenue from this project in the second quarter of fiscal 2011.

(1)	The amount in RMB was translated into U.S. Dollars using the spot rate of US$1 = RMB6.566 for February 24, 2011.

Mr. Zhong Bo, Chairman and Chief Executive Officer of ZST, commented, “I am pleased to report a strong set of results exceeding our guidance for the fourth quarter and full year.  Our results were supported by continued growth across our three main product lines, IPTV set-top boxes, commercial GPS products and services and cable TV network equipment.  On a full year basis, these segments contributed to approximately 47%, 20% and 33% of revenue, respectively, providing a diverse and stable revenue base.  We are especially pleased with the rapid progress of our GPS division, which has quickly ramped up in a little over a year to become a major contributor to both our top- and bottom-line.  The success of this segment demonstrates our strong execution ability and the growing market demand for our commercial GPS products and services.  We believe that the demand in Henan Province for our vehicle tracking and fleet management systems utilizing GPS technologies will continue to grow, as demonstrated by our recent agreement with Shangqiu City. As a result, we expect this segment will continue to be our primary growth driver moving forward.

“Our IPTV set-top box and cable TV network equipment segments also performed well, with sales increasing year-over-year.  Looking ahead, we remain confident in the underlying growth trends in our end markets, and we believe we are well positioned to maintain our strong growth trajectory in the year ahead.  As such, we will continue to capitalize on the favorable trends in our end markets by executing our strategy to increase sales across our product and service lines, especially within the commercial GPS tracking market, while further developing our brand and technology platform.”

Mr. John Chen, Chief Financial Officer of ZST, commented, “Our strong financial results were driven by the rapid growth of our  GPS products and services and the continued growth in our core IPTV market and cable TV equipment. Moreover, the growth in sales of our high margin GPS products and services and Standard Definition IPTV set-top boxes has helped to drive our bottom-line, resulting in an 117% year-over-year increase in net income for the full year.

In addition, we continue to maintain a strict focus on cost controls to maximize the efficiency of our operations.  We believe our impressive financial results and healthy balance sheet position us well to continue to deliver sustained growth in the year ahead.”

Fourth Quarter (unaudited) and Fiscal Year 2010 Financial Highlights

Revenue

Revenue for the fourth quarter of 2010 was US$46.0 million, representing an increase of 19% from US$38.5 million in the third quarter of 2010, and an increase of 51% from US$30.3 million in the fourth quarter of 2009. The primary reason for the increase in revenue during the quarter was growth in the GPS-related business, including revenue from sales of GPS devices and related service.

Revenue for fiscal 2010 increased 34% to US$134.6 million from US$100.4 million in fiscal 2009. This significant increase in revenue was contributed mainly by GPS-related business, with revenue from sales of GPS devices and related services amounting to $27.5 million in fiscal year 2010, compared to $3.9 million in fiscal 2009, since we only launched the GPS-related business in the fourth quarter of 2009.

Gross Profit and Gross Profit Margin

Gross profit for the fourth quarter of 2010 was US$12.4 million, representing a 23% sequential increase and a 113% year-over-year increase. Gross profit margin for the fourth quarter of 2010 was 27%, up from 19% in the fourth quarter of 2009.

Gross profit increased by 104% to US$34.8 million for fiscal 2010, from US$17.1 million in fiscal 2009, primarily driven by growth in GPS product sales, which only began in the fourth quarter of 2009. Gross margin for fiscal 2010 was 26%, up from 17% in fiscal 2009. The increase in gross margin on sales of products was driven mainly by sales of Standard Definition set-top boxes, which had a gross margin of 39.4% during the year of 2010. Although the selling price of Standard Definition products is much lower than the selling price for High Definition products, the Standard Definition production cost is so much lower that gross margin still increased.

Operating Expenses

Total operating expenses for the fourth quarter of 2010 were US$1.4 million, representing a decrease of 13% from US$1.6 million in the fourth quarter of 2009. For fiscal 2010, total operating expenses increased 58% to US$4.8 million from US$3.1 million in fiscal 2009. This increase in operating expenses was primarily a result of the overall growth in our revenue base.

General and administrative expenses (G&A) for the fourth quarter 2010 were US$1.2 million, up 6% from US$1.1 million in the fourth quarter of 2009. The rise in G&A expenses was mainly attributable to the Company’s expanded operations and revenue base as well as the increasing role of GPS sales in our overall mix. For fiscal 2010, G&A expenses increased 104.4% to US$3.7 million from US$1.8 million in fiscal 2009.

Research and development expenses (R&D) for the fourth quarter were US$30,000, compared to US$112,000 for the fourth quarter of 2009. For fiscal 2010, R&D expenses were US$399,000, compared to US$221,000 in fiscal 2009. Research and development expenses consist mainly of salaries of the research and development department.

Income Tax

Income tax expense for the fourth quarter of 2010 was US$2.5 million, compared to US$1.5 million in the fourth quarter of 2009. This increase was mainly due to an increased revenue base.

Income tax expense for fiscal 2010 was US$8.0 million, compared to US$4.1 million for fiscal 2009. This increase was mainly due to the increase of income before tax, primarily driven by the increase in sales revenue and increased gross margin.

Income from Operations, Net Income and EPS

Income from operations was US$11.0 million in the fourth quarter of 2010, representing a sequential increase of 24% compared to an operating income of US$8.8 million in the third quarter of 2010, and an increase of 161% compared to operating income of US$4.2 million in the fourth quarter of 2009. For fiscal 2010, income from operations rose 114% to US$30.0 million, from US$14.0 million in fiscal 2009.

Net income for the fourth quarter of 2010 was US$8.5 million, a sequential increase of 33% from US$6.4 million in the third quarter of 2010 and a year-over-year increase of 176% from US$3.1 million in the fourth quarter of 2009. Net margin was 18.5% for the fourth quarter of 2010, up from 16.6% in the third quarter of 2010 and up from 10.1% in the fourth quarter of 2009. For fiscal 2010, net income increased 117% to US$22.1 million, from US$10.2 million for fiscal 2009. Net income margin increased to 16.4% for fiscal 2010, as compared to 10.1% in fiscal 2009.

Diluted net income per share was US$0.73 in the fourth quarter 2010, compared to US$0.28 for the fourth quarter of 2009. For fiscal 2010, diluted net income per share was US$1.90, compared to US$1.16 for fiscal 2009.

Balance Sheet

Cash and cash equivalents totaled to US$23.7 million as of December 31, 2010, primarily attributable to operating activities, especially net income earned in 2010.

As of December 31, 2010, total trade receivables were US$33.5 million, an increase of 35% from US$24.9 million as of December 31, 2009, primarily due to increased revenue base.

Full Year 2011 Outlook - For the full year 2011, the Company estimates that revenues will range between US$160 million and US$175 million, and net income will range between US$28 million and US$30 million. This represents the Company’s current and preliminary view, which is subject to change.

Conference Call

The Company’s management team will conduct a conference call on Friday, March 4, 2011 at 8:00 am (U.S. Pacific Time) / 11:00 am (U.S. Eastern Time), which is March 5, 2011 at 12:00 am (HK / Beijing Time) to discuss its 2010 fourth quarter and fiscal year financial results and recent business activity.

The conference call may be accessed by calling +1-866-519-4004 or +1-718-354-1231 (for callers in the U.S.), 800-819-0121 (for callers in China), 800-930-346 (for callers in Hong Kong), +0808-234-6646 (for callers in United Kingdom) or +65-6723-9381 (for other international callers) and entering pass code 48007085.  Please dial in approximately 10 minutes before the scheduled time of the call.

A recording of the conference call will be available through March 18, by calling +1-866-214-5335 (for callers in the U.S.) or +61-2-8235-5000 (for callers outside the U.S.) and entering pass code 48007085.

About ZST Digital Network, Inc.

ZST Digital Networks, Inc. (Nasdaq:ZSTN) is a China-based company, principally engaged in (1) supplying digital and optical network equipment and providing installation services to cable system operators in China and (2) providing GPS location and tracking services to local logistics and transportation companies in China.  The Company has developed a line of IPTV devices that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks in more than 90 municipal districts, counties, townships, and enterprises. The Company has also launched a commercial line of vehicle tracking devices utilizing our GPS tracking technologies and support services for transport-related enterprises to track, monitor and optimize their businesses.  For more information about ZST Digital Networks, Inc., please visit http://www.shenyangkeji.com.

“Safe Harbor” Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to, inherent in management’s estimates on the profitability of the Shangqiu City project; our ability to maintain and increase revenues and sales of our products; our ability to develop and market new products; our strategic investments and acquisitions; compliance and changes in the laws of the People’s Republic of China (the “PRC”) that affect our operations; our ability to obtain all necessary government certifications and/or licenses to conduct our business; vulnerability of our business to general economic downturn, especially in the PRC; adverse capital and credit market conditions; our ability to meet liquidity needs; and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.  Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the factors discussed above and in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Contacts:

Company Contact: ZST Digital Networks, Inc John Chen, Chief Financial Officer Email: jchen@shenyangkeji.com	Investor Relations (US): Taylor Rafferty, LLC Bryan Degnan Tel: +1-212-889-4350 Email: zstdigital@taylor-rafferty.com www.taylor-rafferty.com

Investor Relations (US): BPC Financial Marketing John Baldissera Tel: 800-368-1217	Investor Relations (HK): Taylor Rafferty, LLC Mahmoud Siddig Tel: +852-3196-3712 Email: zstdigital@taylor-rafferty.com www.taylor-rafferty.com

FINANCIAL TABLES TO FOLLOW

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(In US Dollars)

	December 31,	December 31,
	2009	2010
	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,627,992	$23,702,457
Accounts receivable	24,885,497	33,490,510
Inventories	1,245,803	221,093
Advance to suppliers	7,399,141	7,270,379
Prepaid expenses and other receivable	1,064,499	1,019,629
Deferred tax assets	-	685,491

Total current assets	48,222,932	66,389,559

Property, machinery, equipment and software, net	875,806	10,544,051
Intangible asset	171,122	166,288
Prepaid expenses – long term	858,609	-

Total assets	$50,128,469	$77,099,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$700,940	$-
Deferred revenue	376,586	2,741,964
Accruals and other payables	295,410	263,073
Accrued payroll and related expense	66,370	129,281
VAT payable	198,828	669,682
Franchise tax payable	162,100	170,000
Income tax payable	547,917	1,289,974
Total current liabilities	2,348,151	5,263,974

Equity:
Common stock $0.0001 par value, 100,000,000 shares authorized, 11,650,442 and 11,650,442 shares issued and outstanding	1,165	1,165
Additional paid-in capital	30,677,932	30,729,182
Treasury stock	-	(198,335)
Appropriated earnings	3,328,345	5,817,035
Retained earnings	13,752,791	33,358,364
Translation adjustment	20,085	2,128,513
Total equity	47,780,318	71,835,924

Total liabilities and equity	$50,128,469	$77,099,898

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THREE MONTHS ENDED DECEMBER 31, 2009 AND 2010
(In US Dollars)

	Three Months Ended December 31,
	2009	2010
	(Unaudited)	(Unaudited)

Revenues:
Sales of products	$29,727,739	$43,430,075
Sales of services	619,192	2,525,442
Total revenue	30,346,931	45,955,517

Cost of sales:
Cost of products sold	24,416,152	33,513,943
Cost of services	142,910	87,160
Total cost of sales	24,559,062	33,601,103

Gross profit	5,787,869	12,354,414

Selling expense	373,283	180,514
Research and development expenses	112,399	30,080
General and administrative expenses	1,104,013	1,175,565
Merger cost	-	-

Income from operations	4,198,174	10,968,255

Interest income (expense), net	315	26,265
Other income	371,548	(290)

Income before income taxes	4,570,037	10,994,230

Income tax provision	1,491,584	2,483,271

Net income	$3,078,453	$8,510,959

Weighted average common shares outstanding – basic	8,776,491	11,650,442

Earnings per share – basic	$0.28	$0.73

Weighted average common shares outstanding – diluted	8,776,491	11,650,442

Earnings per shares – diluted	$0.28	$0.73

Comprehensive income:
Net income	3,078,453	8,510,959
Translation adjustment	(19,518)	1,023,503

Comprehensive income	$3,058,935	$9,534,462

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR YEARS ENDED DECEMBER 31, 2009 AND 2010
(In US Dollars)

	Years Ended December 31,
	2009	2010
	(Unaudited)	(Unaudited)
Revenues:
Sales of products	$99,794,923	$127,848,170
Sales of services	619,192	6,720,751
Total revenue	100,414,115	134,568,921

Cost of sales:
Cost of products sold	83,189,772	99,564,280
Cost of services	142,910	205,956
Total cost of sales	83,332,682	99,770,236

Gross profit	17,081,433	34,798,685

Selling expense	459,145	743,988
Research and development expenses	221,467	399,438
General and administrative expenses	1,806,180	3,691,162
Merger cost	566,654	-

Income from operations	14,027,987	29,964,097

Interest income (expense), net	(127,976)	78,560
Other income	363,866	34,568

Income before income taxes	14,263,877	30,077,225

Income tax provision	4,085,308	7,982,962

Net income	$10,178,569	$22,094,263

Weighted average common shares outstanding – basic	8,776,491	11,650,442

Earnings per share – basic	$1.16	$1.90

Weighted average common shares outstanding – diluted	8,776,491	11,650,442

Earnings per shares – diluted	$1.16	$1.90

Comprehensive income:
Net income	10,178,569	22,094,263
Translation adjustment	(570,574)	2,108,428

Comprehensive income	$9,607,995	$24,202,691

ZST DIGITAL NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Increase (Decrease) in Cash and Cash Equivalents
(In US Dollars)

	Years Ended December 31,
	2009	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$10,178,569	$22,094,263
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	109,865	258,169
Stock option issued as compensation	34,193	148,639
Imputed interest	31,417	-
Deferred tax assets	-	(685,491)
Changes in operating assets and liabilities:
Accounts receivable	(12,563,398)	(8,349,833)
Inventories	(470,618)	989,316
Advance to suppliers	(4,374,473)	115,700
Prepayment and other assets	(1,909,833)	790,629
VAT payable	108,184	486,200
Accounts payable	(569,156)	(700,940)
Accruals and other payable	(145,070)	41,223
Deferred revenue	376,586	2,443,211
Taxes payable	547,917	765,963

Net cash provided by(used in) operating activities	(8,645,817)	18,397,049

Cash flows from investing activities:
Additions to property, machinery, equipment and software	(887,327)	(9,631,680)
Additions to intangible assets	(235,476)	28,965
Net cash used in investing activities	(1,122,803)	(9,602,715)

Cash flows from financing activities:
Repayments for short term bank loans	(3,930,964)	-
Net proceeds from sale of common stock and preferred stock	25,768,879	-
Repurchase of common stock	-	(198,335)
Net cash received from financing activities	21,837,915	(198,335)

Effect of changes in foreign exchange rates	423,743	1,478,466

Net increase in cash and cash equivalents	12,493,038	10,074,465

Cash and cash equivalents, beginning of the year	1,134,954	13,627,992

Cash and cash equivalents, end of the year	$13,627,992	$23,702,457

Supplemental disclosures of cash flow information:
Cash paid for interest	$200,483	$-
Cash paid for income taxes	$3,634,146	$7,946,879